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EXHIBIT 21.1

SUBSIDIARIES OF STATION CASINOS, INC.

Nevada Corporations
Palace Station Hotel & Casino, Inc.
Texas Station, LLC
Boulder Station, Inc.
Sunset Station, Inc.
Santa Fe Station, Inc.
Fiesta Station, Inc.
Lake Mead Station, Inc.
Tropicana Station, Inc.
Durango Station, Inc.
Palm Station, LLC
Fiesta Palms, LLC (6.7% ownership)
Green Valley Station, Inc.:
Town Center Amusements, Inc.
d.b.a. Barley's Casino & Brewing Company (50% ownership)
GV Ranch Station, Inc.:
Green Valley Ranch Gaming, LLC (50% ownership)
Station Holdings, Inc.:
Red Rock Station Holdings, LLC
Carey Station Holdings, LLC
Fiesta Station Holdings, LLC
Lake Mead Station Holdings, LLC
Vista Holdings, LLC
Your Move, LLC
Your Move, Inc. (75% ownership)
Game Room, LLC
Gamecast, LLC

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EXHIBIT 21.1
SUBSIDIARIES OF STATION CASINOS, INC.